Exhibit 3.01

FIRST AMENDMENT TO BYLAWS

OF

GLUCOTRACK, INC.

In accordance with resolutions adopted by the Board of Directors of Glucotrack, Inc. (the “Corporation”), a Delaware corporation, the Bylaws of the Corporation (the “Bylaws”), adopted July 15, 2020, are hereby amended as set forth in this First Amendment to Bylaws (“First Amendment”), effective June 14, 2024. Capitalized Terms used and not otherwise defined in this First Amendment shall have the meaning set forth in the Bylaws.

AMENDMENT

1. Article II, Section 2.07 of the Bylaws is deleted in its entirety and replaced with the following:

Section 2.07. QUORUM. At any meeting of stockholders of the Corporation, the presence, in person or by proxy, of the holders of record of one-third of the shares then issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business; provided, however, that this Section 2.07 shall not affect any different requirement which may exist under statute, pursuant to the rights of any authorized class or series of stock, or under the Certificate of Incorporation of the Corporation, as amended or restated from time to time (the “Certificate of Incorporation”), for the vote necessary for the adoption of any measure governed thereby. The stockholders present at a duly called and held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in this section. At any reconvened meeting following such adjournment at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

2. Except as amended hereby, all terms and provisions of the Bylaws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation, has executed this First Amendment to the Bylaws as of 14th day of June, 2024.

By:	/s/ Paul Goode
Name:	Paul Goode
Title:	Chief Executive Officer